Exhibit 10.20

COURSERA, INC.

EXECUTIVE SEVERANCE PLAN

This Executive Severance Plan (this “Plan”) is adopted by Coursera, Inc., a Delaware corporation (the “Company”), effective immediately (the “Effective Date”). Those executive employees of the Company designated as “Executives” on Schedule A hereto, any successor to such Executives, and any employees of the Company subsequently named a Senior Vice President or President (each an “Executive”) shall participate in the Plan.

The Leadership, Diversity, Equity, Inclusion and Compensation Committee (the “Committee”) of the Board Directors (“the Board”) of the Company may, in its sole and absolute discretion, designate additional executive employees of the Company to participate in the Plan. For purposes of this Plan, all references to the Company shall include the Company’s affiliates and subsidiaries unless the context otherwise requires.

RECITALS

It is expected that the Company from time to time shall consider the possibility of restructuring within the Company or an acquisition by another company or other change in control. The Board recognizes that such consideration can be a distraction to the Executive and can cause the Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company shall have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a restructuring or Change in Control of the Company.

The Board believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue the Executive’s employment with the Company and to motivate the Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders. The Board believes that it is imperative to provide the Executive with certain severance benefits upon the Executive’s termination of employment, including following a Change in Control. These benefits shall provide the Executive with enhanced financial security and an incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

Certain capitalized terms used in this Plan are defined in Section 4 below.

PLAN

1. General.

(a) Plan Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to amend, terminate and interpret the Plan, select and designate executive employees of the Company to participate in the Plan, and to make any and all other determinations necessary or advisable for the administration of the Plan. For the avoidance of doubt, the Committee shall have the authority to amend or terminate the Plan at any time and for any reason; provided, however, that except as otherwise permitted by the Plan or as required to comply with any applicable law, regulation or rule, the termination of the Plan, or any amendment thereof, shall not have a material adverse effect on the Executive’s benefits under the Plan without the Executive’s consent. All determinations and interpretations of the Committee shall be final, binding, and conclusive as to all persons. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons and such persons shall have the full authority to exercise the duties so delegated.

(b) Term of Plan. The Plan shall have an initial term commencing on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”). At the end of the Initial Term, this Plan shall automatically renew for successive additional terms of three (3) years (each, an “Additional Term”) on the same terms and conditions, unless this Plan is either terminated or amended by the Committee in its sole discretion at the end of the Initial Term or an Additional Term, in which case this Plan shall either terminate at the end of the applicable term or continue under the new terms approved by the Committee. Notwithstanding the foregoing provisions, if a Change in Control occurs when there are fewer than twelve (12) months remaining in the Initial Term or an Additional Term, as applicable, then such Initial Term or Additional Term, as applicable, shall extend automatically through the date that is twelve (12) months following a Change in Control. If the Executive becomes entitled to benefits under Section 3 during the term of this Plan, this Plan shall not terminate with respect to such Executive until all of the obligations of the parties hereto with respect to this Plan have been satisfied.

2. At-Will Employment. The Executive’s employment with the Company is “at-will” employment and may be terminated by the Company at any time with or without cause or notice. This Plan does not create any right to continued employment. Further, the Executive’s job performance or promotions, commendations, bonuses or the like from the Company do not give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his or her employment with the Company.

3. Severance and Termination.

(a) Termination for Any Reason. In addition to any other benefits provided under this Section 3, if the Executive’s employment with the Company is terminated by the Company or the Executive for any reason or without reason, the Executive shall be entitled to receive the Executive’s Accrued Compensation. The Executive’s Accrued Compensation shall be payable in accordance with applicable law.

(b) Termination without Cause Not in Connection with a Change in Control. If the Executive’s employment with the Company is terminated by the Company without Cause more than three (3) months prior to or more than twelve (12) months following a Change in Control, the Executive shall be entitled to (i) a lump sum payment equal to the sum of (A) six (6) months of the Executive’s then current base salary, plus (B) an additional week of the Executive’s then current base salary for every full year the Executive was employed by the Company prior to such termination, payable on the first business day after the sixtieth (60th) day following the Executive’s termination of employment, and (ii) if the Executive elects to continue health insurance coverage under COBRA for the Executive and the Executive’s eligible dependents, then the Company will pay the COBRA premium for a period of six (6) months following the Executive’s termination of employment for such coverage as of the date of the Executive’s termination, provided that the Executive shall be responsible for filing any necessary paperwork for COBRA coverage, payable commencing on the first business day after the sixtieth (60th) day following the Executive’s termination of employment (with any COBRA payments delayed in accordance with this paragraph payable in a lump sum on such date and all other amounts payable thereafter in accordance with the applicable payment schedule).

(c) Change in Control Benefits. If the Executive’s employment with the Company is terminated (i) by the Executive with Good Reason or by the Company without Cause, and (ii) such termination occurs during the period commencing three (3) months prior to and ending twelve (12) months following a Change in Control, the Executive shall be entitled to:

(A) accelerated service-based vesting of 100% of the then unvested portion of the Executive’s stock options, liquidity contingent restricted stock unit award(s) and other equity award(s) subject only to service-based vesting granted under the Company’s 2014 Executive Stock Incentive Plan or the Company’s Stock Incentive Plan and outstanding as of the Effective Date (each an “Equity Award”) (other equity awards shall continue according to the terms of the applicable award agreement with respect to such provisions); provided, however, that notwithstanding any contrary term of the applicable award agreement governing the Equity Award, if the Executive is entitled to accelerated vesting as a result of the Executive’s termination with Good Reason or termination by the Company without Cause within three (3) months prior to a Change in Control: (x) the portion of the Equity Award subject to such accelerated vesting shall not be forfeited or terminated upon the Executive’s termination date pending the Change in Control, (y) the accelerated vesting shall be deemed to take place immediately prior to the effective date of the Change in Control;

(B) a lump sum payment equal to the sum of (x) six (6) months of the Executive’s then current base salary, plus (y) an additional week of the Executive’s then current base salary for every full year the Executive was employed by the Company prior to such termination;

(C) a lump sum payment equal to any annual cash bonus earned in the calendar year prior to the Change in Control but not yet paid;

(D) a lump sum payment equal to 100% of the Executive’s then current target annual cash bonus pro-rated for the number of days in the calendar year that have elapsed prior to the Change in Control; and

(E) if the Executive elects to continue health insurance coverage under COBRA for the Executive and the Executive’s eligible dependents, then for a period of six (6) months following the Executive’s termination of employment, the Company will pay the COBRA premiums for such coverage as of the date of the Executive’s termination, provided that the Executive shall be responsible for filing any necessary paperwork for COBRA coverage.

The payments set forth in subsections (A)-(D) shall be paid, and the payments set forth in subsection (E) shall commence to be paid, on the first business day after the sixtieth (60th) day following the later of the Executive’s termination of employment or the Change in Control, as applicable (with any COBRA payments delayed in accordance with this paragraph payable in a lump sum on such date and all other amounts payable thereafter in accordance with the applicable payment schedule). For purposes of clarity, if the Executive is terminated by the Company without Cause within three (3) months prior to a Change in Control, the Executive shall receive the benefits under this Section 3(c) less any amounts already paid pursuant to Section 3(b).

(d) Termination for Cause, Death, Disability, or Voluntary Termination. In the event the Executive is subject to a Termination for Cause, in the event of the Executive’s death or Disability (as defined below), or in the event of the Executive’s voluntary resignation or resignation for Good Reason not addressed in Section 3(b), the Executive (or the Executive’s estate, as applicable) shall only be entitled to the Executive’s Accrued Compensation (as defined below).

4. Definitions.

(a) Accrued Compensation. For purposes of this Plan, “Accrued Compensation” means (i) any earned but unpaid base salary, (ii) earned and accrued but unused vacation or paid time off (if applicable pursuant to the Company’s policies) and (iii) reimbursement for all reasonable and necessary expenses incurred by the Executive in connection with the Executive’s performance of services on behalf of the Company in accordance with applicable Company policies and guidelines (including submitting to the Company proper documentation evidencing such incurred expenses), in each case as of the effective date of Executive’s termination of employment.

(b) Cause. For purposes of this Plan, “Cause” means

(i) the Executive’s material failure to perform the Executive’s stated duties, and the Executive’s inability or unwillingness to cure such failure to the reasonable satisfaction of the Company within thirty (30) days following written notice of such failure to the Executive from the Company;

(ii) the Executive’s material violation of a Company policy or material breach of any written agreement or covenant with the Company, including, but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and the Executive;

(iii) the Executive’s conviction of, or entry of a plea of guilty or nolo contendere to, a felony (other than motor vehicle offenses the effect of which do not materially impair the Executive’s performance of the Executive’s employment duties);

(iv) the Executive’s commission of a willful act that constitutes gross misconduct and which is materially injurious to the Company;

(v) the Executive’s commission of any act of fraud or embezzlement;

(vi) the Executive’s commission of any act of dishonesty or any other willful misconduct that has caused or is reasonably expected to result in a material injury to the Company; or

(vii) the Executive’s willful failure to cooperate with an investigation authorized by the Company or initiated by a governmental or regulatory authority, in either case, relating to the Company, its business, or any of its directors, officers or employees.

The Executive will be provided with notice and thirty calendar days opportunity to cure any event that is curable. The determination as to whether the Executive is being terminated for Cause will be made in good faith by the Board and will be final and binding.

(c) Change in Control. For purposes of this Plan, “Change in Control” means the occurrence of any of the following events:

(i) a change in the composition of the Board occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A) had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”);

provided, however, that for this purpose, the “original directors” and “continuing directors” shall not include any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(ii) Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding Shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

(iii) The consummation of a merger or consolidation of the Company or a Subsidiary of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the Company (or its successor) and (B) any direct or indirect parent corporation of the Company (or its successor); or

(iv) The sale, transfer, or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (c)(i) above, the term “look-back” date means the later of (1) the Effective Date and (2) the date that is twenty-four (24) months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (c)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act, but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section (c) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission in connection with an initial or secondary public offering of securities or debt of the Company to the public.

(d) COBRA. For purposes of this Plan, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(e) Disabled. For purposes of this Plan, “Disabled” means any permanent and total disability as defined by Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(f) Exchange Act. For purposes of this Plan, “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g) Good Reason. For purposes of this Plan, “Good Reason” means, the occurrence of one or more of the following, without the Executive’s written consent:

(i) a material reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction (other than a proportionate reduction in connection with a general reduction of compensation to the vice presidents of the Company and the employees senior to vice presidents of the Company); or

(ii) a relocation of the Executive’s principal place of employment to a location that increases the Executive’s one-way commute by more than 35 miles; or

(iii) a material diminution in the Executive’s responsibilities, title, duties, and reporting lines, provided however, that if the Executive is a senior executive officer of a division of the parent company following a Change in Control (with no material reduction of the level of the Executive’s compensation or benefits), such new role does not constitute Good Reason; or

(iv) any breach by the Company of this Agreement.

In order for an event to qualify as “Good Reason,” the Executive must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within sixty (60) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Executive must resign within ninety (90) days following the end of the Cure Period.

5. Limitation on Payments.

(a) In the event that the severance and other benefits provided for in this Plan or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of Code and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits and other payments under Section 3(d) shall be either: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such severance benefits and other payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits and other payments, notwithstanding that all or some portion of such severance benefits and other payments may be taxable under Section 4999 of the Code.

(b) If a reduction in severance and other benefits constituting “parachute payments” as defined in Section 280G of the Code, is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following manner:

(i) first a pro-rata reduction of cash payments subject to Section 409A of the Code as deferred compensation and cash payments not subject to Section 409A of the Code, and

(ii) second a pro rata cancellation of (A) equity-based compensation subject to Section 409A of the Code as deferred compensation and (B) equity-based compensation not subject to Section 409A of the Code.

Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of the Executive’s equity awards’ grant dates.

(c) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants immediately prior to the Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6. Section 409A. Notwithstanding anything to the contrary in this Plan, if the Company determines that the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) at the time of the Executive’s termination of employment (other than due to death), then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled pursuant to this Plan, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such benefits shall be delayed until the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s termination of employment but prior to the six (6) month anniversary of the Executive’s termination of employment, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.

Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything to the contrary in this Plan, no Deferred Compensation Separation Benefits payable under this Plan shall be considered due or payable until and unless the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to the Executive pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until the Executive has a “separation from service” within the meaning of Section 409A. To the extent that any reimbursements payable pursuant to this Plan are subject to Section 409A, any such reimbursements payable to the Executive pursuant to this Plan shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the Executive’s right to reimbursement under this Plan shall not be subject to liquidation or exchange for another benefit.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of this Plan’s benefits shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company reserves the right to amend this Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Executive under this Plan.

Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Plan that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant, as applicable.

7. Release of Claims. The receipt of any payments and benefits pursuant to Sections 3(b) and 3(c) is subject to the Executive’s compliance with the terms of any restrictive covenants to which the Executive is subject and the Executive signing and not revoking the Company’s standard release of claims in favor of the Company (the “Release”); provided that such Release is effective within sixty (60) days following the Executive’s termination of employment or, if payable pursuant to 3(c), the later of termination or the Change in Control (the “Release Deadline”). No severance shall be paid or provided until the Release becomes effective. If the Release is not effective by the applicable Release Deadline, the Executive forfeits the Executive’s right to the appliable severance under this Plan

8. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Plan by operation of law.

(b) Executive’s Successors. The terms of this Plan and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given as follows (a) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Plan and (ii) the sender of such email does not receive a written notification of delivery failure, (b) if sent by a well-established commercial overnight service, on the date of delivery, or, if earlier, one (1) day after being sent, (c) if sent by registered or certified mail, three (3) days after being mailed, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:	Coursera, Inc.
381 E. Evelyn Avenue
Mountain View CA 94041
Attention: General Counsel
Email:

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.

10. Miscellaneous Provisions.

(a) Other Agreements. To the extent that the Executive participates in any Company plan or has entered into another agreement with the Company that also provides for one or more of the severance benefits set forth in this Plan upon termination of employment, then with respect to each such payment or benefit, the Executive shall be entitled to receive either (i) such payment or benefit under such other agreement or (ii) the payment or benefit provided under this Plan, whichever of the foregoing results in the receipt by the Executive on an after-tax basis of the greater payment or benefit and subject to compliance with Section 409A, to the extent applicable, and provided that the Executive does not receive any duplication of payments or benefits. For the avoidance of doubt, in no event shall the Executive become entitled to a duplication of benefits under this Plan and any other severance plan or program of the Company. Notwithstanding any provision of this Plan to the contrary, to the extent that any Executive is entitled to any period of paid notice under federal or state law including, but not limited to, the Worker Adjustment Retraining Notification Act of 1988, the benefits and amounts payable under this Plan shall be reduced (but not below zero) by the base pay received by the Executive during the period of such paid notice.

(b) Headings. All captions and section headings used in this Plan are for convenient reference only and do not form a part of this Plan.

(c) Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(d) Withholding. All payments made pursuant to this Plan shall be subject to withholding of applicable income and employment taxes.

(e) Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of California, without preference to principles of conflict of law.

(f) Survival. Those provisions and obligations of this Plan which are intended to survive shall survive notwithstanding termination of the Executive’s employment with the Company or any of its affiliates or subsidiaries or the termination of this Plan.

(g) No Effect on Other Benefits. Benefits under this Plan, if any, shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies or agreements, except to the extent expressly provided therein or herein.

(h) ERISA. The Plan is an unfunded compensation arrangement for a select group of management or highly compensated employees of the Company and any exemptions under the Employee Retirement Income Security Act of 1974, as amended, applicable to such an arrangement shall be applicable to the Plan.

To record the adoption of this Plan by the Board, the Company has caused its authorized officer to execute the same.

COURSERA, INC.

By:	/s/ Anne Tuttle Cappel
Name:	Anne Tuttle Cappel
Title:	General Counsel and Secretary

SCHEDULE A

“EXECUTIVES”

As of the Effective Date, the following executive employees of the Company are “Executives” for purposes of the Plan:

•	Jeffrey N. Maggioncalda

•	Kenneth R. Hahn

•	Anne T. Cappel

•	Leah F. Belsky

•	Kimberly A. Caldbeck

•	Shravan K. Goli

•	Richard Jacquet

•	Betty M. Vandenbosch

•	Xueyan Wang

•	Chun Yu (“Richard”) Wong